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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.29

Ditech Communications TELOGY SOFTWARE LICENSE AGREEMENT

        This Telogy Software Agreement (this "Agreement") sets forth the terms and conditions under which Ditech Communications, having a place of business at 825 East Middlefield Rd., Mountain View, CA 94043 (the "Licensee") shall receive the Software Licenses and other products specified in Exhibit A hereto from Texas Instruments Incorporated ("TI"), having a place of business at 12500 TI Boulevard, Dallas, TX 75243-4136 (Texas Instruments, together with its wholly owned subsidiary Telogy Networks, Inc. and other Texas Instruments subsidiaries is referred to herein as "Telogy"). The Effective Date of this Agreement is April 16, 2002. This Agreement also sets forth other agreements between the parties.

1.    Definitions

        1.1  "Initial Term" means, for purposes of the Voice Software (as defined below) 2 years from the Effective Date, and which for purposes of the Echo Cancellation Software (as defined below) means 4 years from the Effective Date.

        1.2  "Additional Software" or "Testing Software" means the testing software acquired by TI pursuant to a certain Asset Purchase Agreement by and between Licensee and TI dated as of April 16, 2002.

        1.3  "Defined Standard" means any software function which is incorporated in the Software licensed to Licensee under the Agreement and which is required to be implemented to comply with the published and industry recognized ITU Standard(s) contained in the Software delivered by Telogy to Licensee.

        1.4  "Distributors" means resellers, distributors, subdistributors, or other channel partners.

        1.5  "Echo Cancellation Software" means the Software Products as defined in, and as acquired by TI pursuant to, a certain Asset Purchase Agreement by and between Licensee and TI dated as of April 16, 2002, including updates, upgrades, enhancements, releases and developments of such computer programs.

        1.6  "Echo Cancellation System" means a stand-alone echo cancellation device or product that includes a printed circuit board, one or more integrated circuits and echo cancellation software, the primary function for which device or product is to reduce echo in a network, provided, however, that "Echo Cancellation System" shall not include the echo cancellation component of a larger voice processing system the primary function of which is not to reduce echo in a network, even if the echo cancellation functions are segregated from the other voice processing functions within such system, so long as such echo cancellation component is distributed solely as part of such larger processing system and not as a separate product.

        1.7  "Essential Patent" means any duly issued United States, European Union member country, Canadian, Japanese or Australian patent that is owned and/or asserted by an ITU Member and claimed by such ITU Member to be essential to the implementation of the "Defined Standard", wherein "essential to the implementation of the Defined Standard" means the applicable standard cannot be implemented without infringing the patent owned and/or being asserted.

Telogy Networks, Inc.
Proprietary and Confidential

        1.8  "Other Patent" means any duly issued United States, European Union member country, Canadian, Japanese or Australian patent which is not "essential to the implementation of the Defined Standard" (i.e. the Defined Standard can be implemented without infringing the patent owned and/or being asserted).

        1.9  "ITU Member" means a company that is a member of the International Telecommunications Union (which is an international telecommunications organization), and which ITU member is obligated to, or has expressed a willingness to, license patents which are essential to the Defined Standard under reasonable and non-discriminatory terms. In clarification of the foregoing, the definition "ITU Member" does not include an individual person who is a member of the ITU nor an incorporated entity which is a member of the ITU which exists primarily as a "holding company" for patents.

        1.10 "Licensee's Products", or a "Product" means any device or product line manufactured by or for Licensee which utilizes TI or Telogy DSPs and which contains or embeds any Software licensed by Licensee from Telogy, it being understood that each such Licensee device or product shall be set forth on an Exhibit B attached hereto as updated from time to time by Licensee. The parties shall work together in good faith to determine when a Licensee product represents a new "Product" for which additional Starters Kit and Software Support fees are due, but in general each "Product" shall mean a distinct product or set of products or product line. A Product will generally be characterized by use of the same or similar processors, and the sharing of certain printed circuit board modules and will be aggregated in a single sub-exhibit within Exhibit B. Telogy agrees that the re-configuration of a Licensee Product to scale such product to run fewer or more channels shall not be considered a "new Product" if substantially the same Telogy Software is used in such re-configured Product and such re-configuration does not result in considerably more Software Support obligations for Telogy with respect to such re-configured Product.

        1.11 "Reference Design" means schematics and documentation relating to the hardware design for a product incorporating the Software which are provided by Telogy to Licensee.

        1.12 "Software" means DSP Software and the MCU Software.

        1.13 "DSP Software" means the various computer programs (including Voice Software and Echo Cancellation Software) licensed under this Agreement as set forth on Exhibit A attached hereto which operate on TI digital signal processors together with related documentation and all updates, upgrades, enhancements, releases and developments of such computer programs. The parties understand that the DSP Starters Kit is provided in object code only.

        1.14 "MCU Software" means the various computer programs (including Voice Software and Echo Cancellation Software) licensed under this Agreement as set forth on Exhibit A attached hereto which operate on microprocessors, together with related documentation and all updates, upgrades, enhancements, releases and developments of such computer programs. The parties understand that the MCU Starters Kit is provided in source and object code.

        1.15 "Voice Software" means Telogy's integrated software products to send voice, fax or data over networks using, for example, Internet Protocol, frame relay and asynchronous transfer mode (ATM) technology.

2.    Software and Reference Design License

        a.    License Unit License.    Subject to the provisions of Section 6 entitled "Price & Payment" herein and provided that Licensee has committed to pay the fees (if any) for the applicable Starters Kit Licenses as set forth below, Telogy grants to Licensee a limited, nonexclusive, non-transferable (except as provided in Section 15), worldwide, royalty-bearing (subject to the terms in Section 6 and Exhibit A), object code license to use, copy and distribute (directly or indirectly through multiple tiers of Distributors), the object code of the Software solely on (with respect to the DSP Software) or in conjunction with (with respect to the MCU Software) TI DSPs and solely when embedded in Licensee's Products. Licensee may sublicense to Licensee's Distributors and customers the right to use the object code of the Software solely when embedded in Licensee's Product. Licensee agrees any such sublicense to the Software shall be pursuant to a written license agreement between Licensee and sublicensee which restricts sublicensee's use to object code embedded in the Product and prohibits sublicensee from copying the Software, or reverse engineering, decompiling, or disassembling the Software. Licensee may not sublicense the Software other than as explicitly set forth in this Section 1a. Licensee does not obtain any rights pursuant to the License Unit License other than as explicitly granted in this Agreement.

        b.    DSP Starters Kit License.    Subject to the provisions of Section 6 entitled "Price & Payment" herein, Telogy grants to Licensee a limited, nonexclusive, non-transferable (except as provided in Section 15), object code license (i) to use the DSP Software for Licensee's internal use on the Product at the following location: 825 East Middlefield Rd., Mountain View, CA 94043 (the "Location") (and such other locations, as applicable, pursuant to Licensee's notification to Telogy that it desires to use the Software at another Licensee location), and (ii) to use the DSP Software to demonstrate Licensee's Product to Licensee's Distributors, customers and potential customers. This DSP Starters Kit License only entitles Licensee to use the DSP Software for internal use and demonstration as set forth herein, and does not give Licensee the right to use the DSP Software at a location other than the Location, modify the DSP Software or distribute, sublicense or otherwise transfer the DSP Software directly or indirectly through third parties. Licensee does not obtain any rights pursuant to the DSP Starters Kit License other than as explicitly granted in this Agreement.

        c.    MCU Starters Kit License.    Subject to the provisions of Section 6 entitled "Price & Payment" herein, Telogy grants to Licensee a limited, nonexclusive, non-transferable (except as provided in Section 15), license (i) to use, reproduce, modify and have modified the source code of the MCU Software solely at the Location and for Licensee's internal use on the Project, and such other locations, as applicable, pursuant to Licensee's purchase of additional MCU Starters Kit licenses as set forth in Section 6a below, and (ii) to use the object code of the MCU Software to demonstrate Licensee's Product to Licensee's Distributors, customers and potential customers. This MCU Starters Kit License only entitles Licensee to use the MCU Software for internal use and demonstration as set forth herein, and does not give Licensee the right to use the MCU Software at a location other than the Location, or distribute, sublicense or otherwise transfer the MCU Software directly or indirectly through third parties. Licensee does not obtain any rights pursuant to the MCU Starters Kit License other than as explicitly granted in this Agreement.

        d.    Testing Software License.    Telogy grants to Licensee a limited, nonexclusive, non-transferable (except as provided in Section 15), object code license (i) to use the Testing Software for Licensee's internal use on its Products at the applicable Locations, and (ii) to use the Testing Software to demonstrate Licensee's Product to Licensee's Distributors, customers and potential customers. This Testing Software License only entitles Licensee to use the Testing Software for internal use and demonstration as set forth herein, and does not give Licensee the right to use the Testing Software at a location other than the Location, modify the Testing Software or distribute, sublicense or otherwise transfer the Testing Software directly or indirectly through third parties. Licensee does not obtain any rights pursuant to the Testing Software License other than as explicitly granted in this Agreement.

        e.    Reference Design License.    Subject to the provisions of Section 6 entitled "Price and Payment" herein, Telogy grants to Licensee a limited, non-exclusive, non-transferable (except as provided in Section 15), worldwide, royalty-free (except as set forth below) license to use the Reference Design in the development of its Product. Licensee may distribute Products developed utilizing the Reference Design solely in connection with its distribution of the Software, but may not sublicense or otherwise transfer or divulge the Reference Design to any third party or use the Reference Design or any part thereof in the development of any other product. Licensee does not obtain any rights pursuant to the Reference Design License other than as explicitly granted in this Agreement.

        f.    Limited Exclusive License.    Notwithstanding the non-exclusive nature of the license rights granted above, Telogy hereby grants Licensee, solely with respect to the Echo Cancellation Software, an exclusive license as follows: (i) for a period of two (2) years after the Effective Date (the "Initial Exclusive Period"), Licensee shall have an exclusive license with respect to those Persons listed on Exhibit D and any other company with respect to use of the Echo Cancellation Software in Echo Cancellation Systems and (ii) for a period of two (2) additional years after the Initial Exclusive Period, Licensee shall have an exclusive license with respect to those Persons listed on Exhibit D with respect to use of the Echo Cancellation Software in Echo Cancellation Systems. Telogy further agrees for a period of four (4) years after the Effective Date that such exclusive license shall extend to Telogy in that Telogy shall not use the Echo Cancellation Software or Additional Software in Echo Cancellation Systems developed by or for Telogy. Finally, in clarification of the foregoing, such exclusive license shall mean that Telogy shall not license, nor sublicense another party to further sublicense, the Echo Cancellation Software or Additional Software to the Persons and companies defined above for use in Echo Cancellation Systems. This Limited Exclusive License shall not be interpreted in a manner that prevents Telogy from fulfilling its obligations under that certain Subcontractor Agreement between the parties of even date herewith.

        g.    Echo Cancellation Software Source Code for Escrow Purposes.    Upon Licensee's reasonable request, Telogy agrees to work and cooperate in good faith and in an expeditious manner with Licensee and a Licensee customer which is requesting an escrow for the Echo Cancellation Software. If such customer demands that the Echo Cancellation Software be put into escrow following such cooperation and discussions, Telogy shall execute with such Licensee customer a source code escrow agreement granting such customer access to the source code of the Echo Cancellation Software in the event a release condition as set forth in such escrow agreement is triggered.

3.    Title.    As between the parties, title to the Software and Reference Design, including all copies and derivative works thereof shall be in and remain with Telogy. Licensee shall retain title to all software and intellectual property belonging to Licensee before the Effective Date, and any original software or hardware independently developed by Licensee after the Effective Date and incorporated in or added to the Software or Reference Design. Any confidential information, including without limitation the Software and Reference Design, disclosed by one party to the other under the terms of this Agreement, shall be governed by the terms of the Non-Disclosure Agreement executed by the parties on even date herewith. Licensee agrees not to "unlock", decompile, or reverse-assemble the binary or object code portions or versions of the Software, as the terms are generally used in the trade. Telogy claims and reserves all rights and benefits afforded federally and internationally copyrighted works. Licensee shall reproduce and include in all copies of the Software prepared by Licensee's organization the copyright notice(s) and proprietary legend(s) of Telogy as they appear in the Software.

4.    Warranty.    Telogy warrants for a period of six (6) months from Telogy's delivery of the Software to Licensee (the "Software Warranty Period") that the Software provided by Telogy to Licensee will conform in all material respects to Telogy's published specifications. Telogy does not warrant that the operation of the Software will be uninterrupted or error-free, or that the Software functions will meet Licensee's individualized requirements. Licensee understands that any such repairs or replacements to the Software supplied by Telogy shall not extend the Software Warranty Period. The warranties set forth in this article will not apply with respect to Software that has been altered or modified by Licensee or failures resulting from improper operation, interconnection, or installation unless such alteration, modification, operation, interconnection or installation was provided by Telogy.

        Telogy represents and warrants that it has all title, right and interest to grant the licenses it grants Licensee under this Agreement in accordance with the terms of this Agreement and its Exhibits.

        TELOGY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT TO THE SOFTWARE PROVIDED PURSUANT TO THIS AGREEMENT.

        THE TELOGY REFERENCE DESIGN IS PROVIDED "AS IS" AND WITHOUT WARRANTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AGAINST THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT. LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT THE REFERENCE DESIGN HAS NOT BEEN TESTED OR CERTIFIED BY ANY GOVERNMENT OR INDUSTRY REGULATORY ORGANIZATION.

5.    Software Support.    In consideration for the Annual Software Support Fee (as set forth in Section 6 below), Telogy shall provide to Licensee Software support services for the Software.

        a.    Software Fixes.    During the Software Support Period, Telogy shall, as its exclusive remedy for any nonconformity in the Software, and at its facilities in Germantown, Maryland, U.S.A., repair or replace (at its option) the Software with a conforming version thereof, provided that Licensee gives Telogy prompt notice of such non-conformity and supplies to Telogy reasonably requested documentation, error descriptions, program traces, or other debugging information related to the reported non-conformity as set forth in Exhibit C. Resolution may take the form of a written response, supplementary documentation, work-around, coding change, product patch, postponement to the next release, or other correctional aids as set forth in Exhibit C. Any supplied repair or replacement of the Software shall be supplied as a single copy in suitable electronic media format.

        b.    Technical Support.    As further described in Exhibit C, Telogy will provide telephone, fax, pager, email, and written technical support as follows:

  1.
  Telogy will assist Licensee in determining if problems Licensee may encounter are caused by Software errors,

  2.
  Telogy will answer questions concerning the installation and configuration of the Software,

  3.
  Telogy will offer assistance with resolving Licensee's problems which occur during the normal usage of the Software. Telogy may at its discretion refer Licensee to support consulting services, for which Telogy requires an additional fee, if Telogy determines that Licensee requires ongoing help with a particular problem which is not caused by Telogy, or that the problem involves customization of the Products.

        c.    MCU Software Special Provision.    Licensee understands and acknowledges that for the purposes of determining Telogy's maintenance obligations the MCU Software is categorized and designated as follows: the "Porting Source Code" which is necessary for Licensee's porting of the MCU Software to its Product, and the "Core Source Code", which encompasses the remaining MCU software and includes the core functionality. Licensee's modification of the Porting Source Code shall not affect Telogy's Software support obligations under this agreement. Licensee's modification of the Core Source Code shall void Telogy's Software support obligations with respect to the MCU Software.

        d.    Future Updates.    Telogy shall make all reasonable efforts to notify Licensee of each upcoming Update a minimum of sixty (60) days prior to the General Availability release date. The notification from Telogy shall consist of a written document containing, as applicable, a summary of planned changes. Future Updates do not include new features announced as extra cost options. Notwithstanding the foregoing, during the applicable Initial Period, Licensee shall be entitled to receive such new features, for no charge.

6.    Price & Payment.    Licensee agrees to pay Telogy the following fees:

        a.    Software Starters Kit and Reference Design License Fees.    In consideration for the Software Starters Kit and Reference Design License granted Licensee in Section 2 of this Agreement, Licensee agrees to pay Telogy the one-time license fee as set forth in Exhibit A. Licensee understands that the fees for the Software Starters Kit and Reference Design are due upon delivery.

        b.    License Unit Fee.    Licensee agrees to purchase the License Units as set forth in Exhibit A, where such License Unit contains the number of licenses on a per channel basis for Licensee's Products. Licensee shall not owe any additional royalties for distribution of Products developed using the Reference Design provided that Licensee has paid the Software License Units for such Products. In consideration for the licenses in the Software License Unit License granted to Licensee in Section 2 of this Agreement, Licensee agrees to pay Telogy the license fees (if any) set forth in Exhibit A. Licensee may pay for the License Units in volume increments and at intervals in accordance with Licensee's requirements unless otherwise provided in Exhibit A. Within thirty (30) days following the end of each calendar quarter, Licensee agrees to pay Telogy the applicable Royalties due for Software distributed in the preceding quarter, such payment to be made concurrently with Licensee's report on Software Royalties due for such quarter. The amount of the Telogy Software Royalty and the method of calculating the amounts due are set forth in Exhibit A. The parties understand that Royalty payments do not require the submission of an invoice from Telogy.

        Licensee shall keep full, clear and accurate records with respect to Licensee's Products containing the Software. These records shall be retained for a period of three (3) years from date of payment notwithstanding the expiration or other termination of this Agreement. Telogy shall have the right through an independent certified public accountant and at its expense, to examine and audit at Licensee facilities, upon reasonable notice to Licensee and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of Licensee's Products shipped under this Agreement. Prompt adjustment shall be made to correct for any errors and/or omissions disclosed by such examination or audit. If, following such examination of Licensee's records, Licensee has shipped Licensee's Products for which Licensee did not have a license, Licensee shall immediately pay the license fees for these Licensee's Products, and if the records show an underpayment of 5% or more, Licensee will pay the costs of such audit. Such audits will be conducted no more than once every six months.

        c.    Software Support Payment.    Licensee agrees to purchase Software Support for the applicable products and on the price and payment terms as set forth in Exhibit A (the "Annual Software Support Fee"), which fee represents Telogy's current Annual Software Support Fee valid for the first annual period following the delivery of the applicable Starters Kit. Software Support shall automatically renew for subsequent 1 year periods at Telogy's standard then-current Annual Software Support Fee, unless Telogy receives written notice of termination from Licensee at least thirty (30) days prior to expiration of the then-current Software Support period. Telogy shall invoice Licensee for Annual Software Support Fees for the applicable products prior to the payment due date, which payment for annual Software Support is due thirty (30) days prior to the expiration of the then-current Software Support period. Reinstatement of Software Support following a lapse shall require payment by Licensee of Telogy's applicable Annual Software Support Fees, calculated on a pro rata basis for the lapsed period. Licensee shall have the right to discontinue Software Support upon providing thirty (30) days' written notice, whereupon Licensee shall be entitled to a pro rata refund of any prepaid Software Support Fees.

        d.    Delivery.    Telogy shall deliver the Software and Reference Design to Licensee FCA Germantown, Maryland.

        e.    Payments.    All payments hereunder shall be made in United States Dollars by means of (i) check sent to Telogy care of Accounts Receivable Department, or (ii) by telegraphic transfer to the bank account of Telogy. Telogy shall supply telegraphic transfer information to Licensee within a reasonable period after the Effective Date. Payment Terms are Net 30 days. Any outstanding balances unpaid on the date when due to Telogy shall be subject to interest at the rate of twelve percent (12%) per annum of such balance until paid.

        f.    Taxes.    Licensee shall be solely responsible for payment of any and all international, federal, state and local sales, use, value-added and excise taxes, any other taxes or duties of any nature whatsoever assessed upon or with respect to the services or equipment provided hereunder or licenses, sublicenses or leases granted hereunder, or otherwise arising from this Agreement and the transactions contemplated hereby, except that items of tax based in whole or in part on the income of a party shall be the sole responsibility of such party. Should Telogy be required to remit sales and/or use taxes on behalf of Licensee for any reason whatsoever, Licensee agrees to reimburse Telogy for all such amounts without regard to any prior or planned transaction(s) between Licensee and any taxing authority.

        g.    Standards-Based IP which is not a Defined Standard.    The parties understand and acknowledge that the above fees do not include fees or royalties which may be payable to third parties who claim such fees or royalties based on adherence to an ITU, ATM Forum, Frame Relay Forum or other published standard which is not listed as a Defined Standard, and Licensee is responsible for any such third party fees or royalties resulting from Licensee's use and distribution of the Software and Reference Design. To the extent Telogy becomes aware of any such fees or royalties being credibly claimed by third parties, Telogy shall use its reasonable good faith efforts to notify Licensee of such claims, it being understood and agreed that Telogy's failure to so notify Licensee shall not be deemed a breach of this Agreement.

7.    Term and Termination.    Either Party may terminate this Agreement if the other Party (a) fails to pay any amount owed when due or breaches any other material term or condition of the Agreement, and fails to submit a plan to cure such breach, which plan is reasonably acceptable to the nonbreaching Party, at least thirty (30) days after the breaching Party receives written notice of such breach from the other Party, or (b) assigns or transfers this Agreement without the other Party's consent except as provided herein, or (c) makes an assignment for the benefit of creditors, or (d) files or has filed against it, petition for relief under federal or state bankruptcy laws.

        After the Initial Term, the licenses for the applicable Software shall expire in accordance with their terms as set forth in this Agreement and its Exhibits, provided that, Licensee shall have the right to extend the licenses for any Software for which the Initial Term is expiring, by agreeing to pay Telogy the appropriate license fees for such Software, as set forth in the applicable Section of Exhibit A for such Software.

        Upon termination or expiration, Licensee shall cease from using the applicable Software and Reference Design and return or destroy all copies of the Software and Reference Design, including derivative works thereof, and the licenses as set forth in Section 2 shall terminate. Any termination hereunder shall not affect the sublicenses granted to Licensee's customers pursuant to Section 2, which have been paid for pursuant to Section 6 of this Agreement. In the event of termination, Telogy shall be relieved of any warranty or Software Support obligations. Further, any termination of one portion of the Software shall not affect the continuation of the license for other Software for which the licenses were not terminated or did not expire.

8.    Telogy Indemnification for Software

        In consideration for the fees paid to Telogy as set forth in the attached Exhibit A, the Parties hereby agree that the following indemnification provision shall govern the parties' rights and obligations under this Agreement

        8.1    Essential Patents

          8.1.1    Telogy Indemnification for Essential Patents.    Telogy will indemnify and hold Licensee harmless against any damages or liabilities (excluding consequential and exemplary damages, provided that for purposes of this Agreement the parties understand and agree that third party infringement damages claims for royalties and/or lost profits shall be deemed "direct" damages) finally awarded against Licensee and will defend any claim, suit or proceeding against Licensee insofar as such claim, suit or proceeding is based on an allegation that the manufacture of the Software or the use or distribution thereof directly infringes an Essential Patent, and will pay those costs and damages (including settlement costs) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim provided (i) Telogy is promptly notified of such claim, suit or proceeding (provided that delay in providing prompt notice shall relieve Telogy of its obligations only to the extent that it can demonstrate that it has been actually prejudiced by such delay), (ii) Telogy is given all reasonably applicable evidence in Licensee's possession, custody or control, to the extent such evidence does not breach any confidentiality obligations or waive any attorney-client privilege or attorney work product of Licensee (iii) Telogy is given reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise, (iv) Licensee has paid all fees due to Telogy under the Agreement and continues to pay all such fees as such fees become due under the Agreement, (v) if Licensee has a license under any patents that may be the subject of an infringement allegation hereunder, to the extent permitted by such license Telogy is allowed to use such patent license to assist in resolving any third party claim hereunder, and (vi) in the event Licensee owns or has a license to or any other rights in an Essential Patent, to the extent possible and considered commercially reasonable by Licensee Telogy is allowed to use such Essential Patent rights in resolving the third party claim hereunder. If Telogy requests in writing for reasonable assistance for such defense from Licensee, Telogy will pay for reasonable expenses incurred by Licensee in providing such assistance. Furthermore, Telogy agrees to indemnify Licensee from and reimburse Licensee for reasonable costs and expenses incurred by Licensee in the defense of such suit or claim, if Telogy does not undertake the defense thereof. The foregoing sentence does not limit Licensee's right to sue Telogy for breach of this Agreement and to seek equitable relief, including without limitation specific performance.

          8.1.2    Telogy Remedies for Essential Patent Infringement Claims.    In the event of an infringement allegation for an Essential Patent, Telogy will, at its option and expense, either (i) obtain a license or make other arrangement that allows Licensee to continue to use, copy and distribute the Software in accordance with Section 2 hereof, or (ii) modify such Software suitably or substitute suitable Software therefor in a manner which shall not materially affect the functionality of the Software. Telogy agrees that it will not enter into a settlement that adversely affects Licensee "s rights under this Agreement or otherwise binds Licensee in any way without Licensee's prior written consent, which consent shall not be unreasonably withheld or delayed. With respect to a particular claim relating to an Essential Patent, if Telogy fulfills the obligations in subpart 8.1.1 above and provides Licensee one of the options in this 8.1.2, then as of the date of Telogy taking such action Telogy's indemnity obligation for that claim shall be entirely fulfilled and Telogy shall have no liability to Licensee for any damages, liabilities or costs incurred after that date with respect to such claim.

        8.2    Other Patents

          8.2.1    Telogy Indemnification for Other Patents.    Telogy will indemnify and hold Licensee harmless against any damages or liabilities (excluding consequential and exemplary damages, provided that for purposes of this Agreement the parties understand and agree that third party infringement damages claims for royalties and/or lost profits shall be deemed "direct" damages) finally awarded against Licensee and will defend any claim, suit or proceeding against Licensee insofar as such claim, suit or proceeding is based on an allegation that the manufacture of the Software or the use or distribution thereof directly infringes any Other Patent, copyright or other intellectual property right, and will pay those costs and damages (including settlement costs) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim, provided (i) Telogy is promptly notified of such claim, suit or proceeding (provided that delay in providing prompt notice shall relieve Telogy of its obligations only to the extent that it can demonstrate that it has been actually prejudiced by such delay), (ii) Telogy is given all reasonably applicable evidence in Licensee's possession, custody or control, to the extent such evidence does not breach any confidentiality obligations or waive any attorney-client privilege or attorney work product of Licensee (iii) Telogy is given reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise, (iv) Licensee has paid all fees due to Telogy under the Agreement and continues to pay all such fees as such fees become due under the Agreement, (v) in the event Licensee owns or has a license to or any other rights in an Essential Patent, to the extent possible and considered commercially reasonable by Licensee, Telogy is allowed to use such Essential Patent rights in resolving the third party claim hereunder. If Telogy requests in writing for reasonable assistance for such defense from Licensee, Telogy will pay for reasonable expenses incurred by Licensee in providing such assistance. Furthermore, Telogy agrees to indemnify Licensee from and reimburse Licensee for reasonable costs and expenses incurred by Licensee in the defense of such suit or claim, if Telogy does not undertake the defense thereof. The foregoing sentence does not limit Licensee's right to sue Telogy for breach of this Agreement and to seek equitable relief, including without limitation specific performance.

          8.2.2    Telogy Remedies for Other Patent Infringement Claims.    In the event of any such suit or threatened suit or claim, Telogy will, at its option and expense, either (i) obtain a license or make other arrangement that allows Licensee to continue to use, copy and distribute the Software in accordance with Section 2 hereof, (ii) modify such Software suitably or substitute suitable Software therefor in a manner which shall not materially affect the functionality of the Software, or (iii) if (i) or (ii) cannot be effected by Telogy's reasonable and diligent efforts, repurchase Telogy-provided Software at its then-current depreciated value. Telogy agrees that it will not enter into a settlement that adversely affects Licensee's rights under this Agreement or otherwise binds Licensee in any way without Licensee's prior written consent, which consent shall not be unreasonably withheld or delayed. With respect to a particular claim relating to an Other Patent, if Telogy fulfills the obligations in subpart 8.2.1 above and provides Licensee one of the options in this subpart 8.2.2, then as of the date of Telogy taking such action Telogy's indemnity obligation for that claim shall be entirely fulfilled and Telogy shall have no liability to Licensee for any damages, liabilities or costs incurred after that date with respect to such claim.

        8.3    Exceptions to Telogy Liability and Obligations.    Telogy shall have no liability for any costs, losses or damages resulting from Licensee's willful acts, or any settlement or compromise incurred or made by Licensee without Telogy's prior written consent. Telogy shall have no obligation to defend and shall have no liability for any costs, losses or damages to the extent an infringement allegation is based upon: (i) use of the Software in combination with any device or software (including derivative works of the Software developed by Licensee) not provided by Telogy, to the extent the claim is based upon such combination, (ii) use of the Software on a product other than the Licensee Product on which the Software is licensed to be used; (iii) a manufacturing or other process carried out by or through Licensee and utilizing any Software provided by Telogy, to the extent the infringement is caused by such manufacturing or other process (iv) use of the Software in a manner or for an application other than for which it was licensed; (v) Licensee modifications to the Software; (vi) Telogy's compliance with Licensee's particular design or specifications (such claims—i.e. (i) through (vi) above—being both individually and collectively referred to herein as "Other Claims").

        8.4    Licensee Indemnification.    Licensee shall indemnify and hold Telogy harmless against any damages, liabilities (excluding consequential and exemplary damages, provided that for purposes of this Agreement the parties understand and agree that third party infringement damages claims for royalties and/or lost profits shall be deemed "direct" damages) incurred by Telogy and shall defend any claim, suit or proceeding brought against Telogy insofar as such claim, suit or proceeding is based on (i) an allegation that Telogy has contributed to or induced Licensee to infringe an Essential Patent by Licensee's use of the Software in a manner other than that for which it is licensed hereunder, or (ii) an allegation that Telogy has contributed to or induced Licensee to infringe a third party patent based on the Software's adherence to an ITU, ATM Forum, Frame Relay Forum or other published standard which is not listed as a Defined Standard or (iii) an infringement allegation arising from Other Claims, and will pay those costs and damages (including settlement costs) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim provided Licensee (a) is promptly notified of such claim, suit or proceeding (provided that delay in providing prompt notice shall relieve Licensee of its obligations only to the extent that it can demonstrate that it has been actually prejudiced by such delay), (b) is given all reasonably applicable evidence in Telogy's possession, custody or control relating to such claim, suit or proceeding, to the extent such evidence does not breach any confidentiality obligations or waive any attorney-client privilege or attorney work product of Telogy, (c) is allowed to control the defense thereof and all negotiations for its settlement or compromise. If Licensee requests in writing for assistance for such defense from Telogy, Licensee will pay for reasonable expenses incurred by Telogy in providing such assistance. Furthermore, Licensee agrees to indemnify Telogy from and reimburse Telogy for reasonable costs and expenses incurred by Telogy in the defense of such suit or claim, if Licensee does not undertake the defense thereof. The foregoing sentence does not limit Telogy's right to sue Licensee for breach of this Agreement and to seek equitable relief, including without limitation specific performance.

        In the event of a third party claim, suit or proceeding including both claims for which Telogy is responsible under this Section 8 and also claims for which Licensee is responsible under this Section 8, the parties shall work together in good faith to ensure each party has adequate and appropriate control of the defense in order to enable such party to protect its rights and fulfill its obligations under the Agreement.

        THIS INDEMNITY IS IN LIEU OF ANY OTHER INDEMNITY OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PATENTS AND COPYRIGHTS.

9.    Entire Agreement.    This Agreement (including its Exhibits) between Telogy and Licensee constitutes the entire agreement between the parties relating to the subject matter herein and all prior proposals, discussions, and writings by and between the parties and relating to the subject matter herein are superseded hereby; provided that this Agreement shall be interpreted in a manner consistent with that certain Subcontractor Agreement between TI and Licensee of even date herewith and that certain Letter Agreement related to support by Mu Tian of even date herewith. In the event of any conflict or inconsistency in the definition or interpretation of any term or provision set forth in the body of this Agreement and Exhibit A, such conflict or inconsistency shall be resolved by giving precedence first to the body of this Agreement, and then to Exhibit A. Licensee shall have the right to use its standard purchase order forms to order products and services from Telogy hereunder, but the parties hereby acknowledge and agree that no terms or provisions which may appear on any such purchase order form shall modify or supplement the terms and conditions set forth in this Agreement or Exhibit A.

10.    Export Control Regulations.    It is expressly agreed by the parties hereto that the delivery of the Software in accordance with this Agreement shall be subject to all applicable export controls imposed or administered by any agency of the U.S. Government which may impose such controls, including but not limited to the export of technical data, equipment, software and know-how. Licensee agrees not to directly or indirectly export any Software, including, but not limited to software or technical data/documentation without first obtaining the required U.S. Government export license(s), if any. If

Licensee intends to export Software to another country other than the U.S., Licensee shall determine whether an export license is required and, if so, obtain that license from the U.S. Government. Licensee shall indemnify Telogy from any loss or liability due to Licensee's failure to comply with export regulations.

11.    Limitation of Liability.    EXCEPT FOR CLAIMS ARISING FROM EITHER PARTY'S BREACH OF OBLIGATIONS RELATING TO CONFIDENTIALITY AND LICENSEE'S BREACH OF THE SOFTWARE LICENSE TERMS SET FORTH IN SECTION 2, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, BREACH OF ANY OBLIGATION OR WARRANTY IMPOSED ON EITHER PARTY HEREUNDER. Consequential damages shall include, without limitation, loss of use, income or profit, or loss sustained as the result of injury to any person, or loss or damage to any property, or loss or damaged sustained as the result of work stoppage. EXCEPT FOR CLAIMS ARISING FROM EITHER PARTY'S BREACH OF OBLIGATIONS RELATING TO CONFIDENTIALITY, LICENSEE'S BREACH OF SOFTWARE LICENSE TERMS SET FORTH IN SECTION 2, AND TELOGY'S ESSENTIAL PATENT INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8.1, IN NO EVENT SHALL EITHER PARTY'S LIABILIITY EXCEED THE GREATER OF (I) $250,000 PER YEAR CUMULATIVE OVER THE FIRST FOUR YEARS AFTER THE EFFECTIVE DATE, I.E. MAXIMUM OF $1,000,000 AFTER FOUR YEARS, OR (II) THE LICENSE FEES PAID BY LICENSEE HEREUNDER.

12.    Governing Law.    This Agreement is deemed to have been entered into in the State of Texas and its interpretation, its construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of Texas (excluding the choice-of-law rules thereof).

13.    Dispute Resolution.    If any dispute, including but not limited to a breach or an alleged breach of any of the terms and conditions of this Agreement, shall arise or occur between the parties hereto, such dispute shall initially be referred to the senior management of each party who shall meet and attempt in good faith to resolve the dispute. Except where clearly prevented by the subject matter of the dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is resolved.

14.    Nature of Relationship.    The relationship between Licensee and Telogy under this Agreement is that of independent contractors only. Nothing in this Agreement shall be construed so as to constitute Licensee and Telogy as partners or joint venturers, or either party hereto as the employee or agent of the other party hereto, or in any other manner other than as independent contractors.

15.    Binding Effect/Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. This Agreement and the respective rights, benefits and obligations embodied herein shall not be assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Any purported assignment in contravention of this paragraph shall be of no force or effect. Notwithstanding the foregoing, either party may assign this Agreement to such party's successor in interest in the event of a change of control or a sale of all or substantially all of such party's assets, upon prior written notice to the other party.

16.    Severability.    In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, each such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable and all other provisions and requirements of this Agreement shall remain in full force and effect.

17.    Survival.    Neither expiration nor termination of this Agreement shall terminate the obligations and rights of the parties pursuant to provisions of this Agreement which by their terms are intended to survive, including without limitation Sections 1, 3, 5, 6(f), 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, and such provisions shall survive the expiration or termination of this Agreement for any reason.

18.    Benefit of this Agreement.    It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

19.    Press Release/Confidentiality.    Licensee hereby agrees that Telogy may include Licensee's name in Telogy's published list of customers. The parties agree, within a reasonable time following shipment of Licensee's Product, to issue a press release announcing Licensee's use of the Software in Licensee's Product. The parties agree that the timing and content of the press release shall be subject to mutual agreement but neither party shall unreasonably withhold or delay such agreement. Subject to the foregoing, the parties' confidentiality obligations are as set forth in the Non-Disclosure Agreement executed by the parties on even date herewith.

20.    Force Majeure.    Neither party shall be held responsible for any delay or failure in performance under this Agreement arising out of cause beyond its control or without its fault or negligence. Such causes may include, but are not limited to war (whether an actual declaration thereof has been made or not), fires, floods, strikes, embargoes, shortages of supplies or raw materials or components or finished goods, acts of God, acts of regulatory agencies, or national disasters.

21.    Waiver.    No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

22.    Headings.    Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

23.    Execution in Counterparts and Via Facsimile.    This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. A faxed signature shall have the same legally binding effect as an original signature.

        IN WITNESS WHEREOF, EACH OF THE PARTIES HERETO HAS EXECUTED THIS AGREEMENT, OR HAS CAUSED THIS AGREEMENT TO BE DULY EXECUTED ON ITS BEHALF, AS OF THE EFFECTIVE DATE SET FORTH ABOVE.

DITECH COMMUNICATIONS	TELOGY NETWORKS, INC.
/s/ William J. Tamblyn (Signature)	/s/ William Simmelink (Signature)
William J. Tamblyn (Printed Name)	William Simmelink (Printed Name)
Vice President and Chief Financial Officer (Title)	President (Title)
TEXAS INSTRUMENTS CORPORATION
/s/ Michael J. Hames (Signature)
Michael J. Hames (Printed Name)
Senior Vice President (Title)

Telogy Networks, Inc.
Proprietary and Confidential

Ditech Communications TELOGY SOFTWARE LICENSE AGREEMENT

EXHIBIT A

LICENSED SOFTWARE, PRICE AND PAYMENT

Telogy Networks, Inc.
Proprietary and Confidential

[Telogy Networks Logo]

Exhibit A

Ditech Communications

ITEM	Part Number	Description	Quantity	Unit Price	Extended Price
1.	Open	SK: Any Telogy Voice Software Product*	1	[*]	[*]
2.	Open Open	SK: Any Telogy Echo Cancellation Product* SK: Testing Software	1 1	[*] [*]	[*] [*]

4.	Open	SS: Voice Software	1	[*]
5.	Open Open	SS: Echo Cancellation Software SS: Testing Software	1 1	[*] [*]	[*]

7.	04-IN-32001	IN: Voice Software	1	[*]	[*]
8.	01-IN-32001	IN: Echo Cancellation Software	1	[*]	[*]

9.	02-TS-10000	TS: Training	1	[*]

* This includes any Standard Telogy Software Product. Custom Features and modifications to the Standard Software Product Builds will be negotiated in good faith by the parties, and any such Custom Feature development will be subject to the availability of Telogy resources.

SK:	Starters Kit Software License. A license to use the Telogy Software at the specified location.
SB:	Annual Basic Software Support Services. Provides Software support services including customer assistance (problem troubleshooting and resolution, software installation and configuration), and release updates (quality improvements and software fixes)
SS:	Annual Standard Software Support Services: Includes services listed under SB, plus support for customer hardware design review, hardware diagnostics check point and initial on-site integration.
TS:	Training. A Two-day classroom instruction at Telogy facilities.
IN:	Indemnification: Upfront portion of the fee for the Product Indemnification package.
LU:	Software License Units. The License to include and distribute Telogy software. The Software License charges are per channel for both the DSP and the MCU Software. Quoted quantities are based on annual volume commitments.
EK:	Evaluation Kit. Provides two hardware platforms plus Networks Impairment Simulation Software for Internal Lab evaluation only.
LC:	Software License Units: The License to include and distribute Telogy Software. This software license includes indemnification. The Software License charges are per channel. Quoted quantities are based on annual volume commitments.
Subject to Telogy Networks' Standard Terms and Conditions

Telogy Networks, Inc. 20250 Century Boulevard Germantown, MD 20874 TN@telogy.com http://www.telogy.com	Telogy Networks, Inc. Proprietary and Confidential	Account Manager: Phone Number: Fax Number: Email Address:	Mr. Lee Cresswell [44] 1296-640341 [1] (301) 515-4312 lcresswell@telogy.com

[Telogy Networks Logo]

Exhibit A

Ditech Communications

License Unit Pricing for Ditech Echo Cancellation System Products:

ITEM	Part Number	Description	Quantity	Unit Price	Extended Price
11.	Open	LC: Voice Software	N/A	[*]	[*]
12.	Open	LU: Voice Software	N/A	[*]	[*]
13.	Open	LC: Echo Cancellation Software	N/A	[*]	[*]
14.	Open	LC: Echo Cancellation Software	N/A	[*]	[*]

License Unit Pricing for Ditech Echo Cancellation Blade Products (see Note 1 below):

Description	Quantity	Unit Price	Extended Price
LC: Voice Software	1	[*]	[*]
LU: Voice Software	1	[*]	[*]
LC: Echo Cancellation Software	1	[*]	[*]
LC: Echo Cancellation Software	1	[*]	[*]

Note 1 Below: See Section 7

SK:	Starters Kit Software License. A license to use the Telogy Software at the specified location.
SB:	Annual Basic Software Support Services. Provides Software support services including customer assistance (problem troubleshooting and resolution, software installation and configuration), and release updates (quality improvements and software fixes)
SS:	Annual Standard Software Support Services: Includes services listed under SB, plus support for customer hardware design review, hardware diagnostics check point and initial on-site integration.
TS:	Training. A Two-day classroom instruction at Telogy facilities.
IN:	Indemnification: Upfront portion of the fee for the Product Indemnification package.
LU:	Software License Units. The License to include and distribute Telogy software. The Software License charges are per channel for both the DSP and the MCU Software. Quoted quantities are based on annual volume commitments.
EK:	Evaluation Kit. Provides two hardware platforms plus Networks Impairment Simulation Software for Internal Lab evaluation only.
LC:	Software License Units: The License to include and distribute Telogy Software. This software license includes indemnification. The Software License charges are per channel. Quoted quantities are based on annual volume commitments.

Price & Payment for the Telogy Software Products

Section 1—Starters Kit Payment Terms

During the 2-year Initial Period for Voice Software, Ditech shall be entitled to order Telogy's Standard Voice Products for [*].

During the 4-year Initial Period for Echo Cancellation Software, Ditech shall be entitled to order Telogy's Standard Echo Cancellation Products for [*].

Section 2—Software Support Payment Terms

Ditech shall be entitled to Software Support for the Telogy Software Products at [*] for such Software Support. Payment for Software Support fees is due at the time of Order with payment terms of Net 30 days. (By way of example, Software Support fees for a typical Software Product generally costs between [*] to [*])

Section 3—Up-front and Per Unit Indemnification Payment Terms

During the 2-year Initial Period for Voice Software, Ditech shall be entitled to order Telogy's Standard Voice Product Essential Patent Indemnification for [*].

During the 4-year Initial Period for Echo Cancellation Software, Ditech shall be entitled to order Telogy's Standard Echo Cancellation Product Essential Patent Indemnification [*].

Section 4—Training Payment Terms

Ditech shall be entitled to order Training for the Telogy Software Products at [*] for such Training. Payment for Training is due at the time of Order with payment terms of Net 30 days. (By way of example, Training fees for a typical Software Product training session at Telogy's Germantown headquarters generally costs between [*] to [*].)

Section 6—License Units Payment Terms for Software used in Ditech System Products

During the 2-year Initial Period for Voice Software, Ditech shall be entitled to order Telogy's Standard Voice Product License Units for [*].

During the 4-year Initial Period for Echo Cancellation Software, Ditech shall be entitled to order Telogy's Standard Echo Cancellation Product License Units for [*].

Section 7—License Units Payment Terms for Software used in Ditech System Products

During the applicable Initial Periods, Ditech will be offered the Telogy [*] depending on the customer to which Ditech is selling its Blade Products. The intent behind this structure is to ensure that no conflict exists for the TI/Telogy sales force when they are selling into an account where the customer may decide to purchase the more highly integrated Blade Product from Ditech, or the silicon and software solution from TI/Telogy. The intent is to encourage the Sales Force to focus on the best solution for the customer rather than the solution that will generate the highest commissions for the Salesperson. The intent is also not to put Ditech in a non-competitive position in these potential design wins, so Telogy will work with Ditech to ensure this also does not occur.

Section 8: Post Initial Period Products and Licensing

After the applicable Initial Period, Licensee shall be entitled to continue the license for the applicable Telogy Software Products by notifying Telogy that it desires to continue the licenses and negotiate in good faith the appropriate License Unit fees for such Telogy Software Products. Telogy agrees that Licensee shall be entitled to prices no less favorable than Telogy's then-current standard pricing for the Telogy Software based upon the volume pricing discount in Telogy Standard Tables. Furthermore, Telogy agrees that (i) with respect to the Echo Cancellation Software, Licensee shall be entitled to pricing at [*]) for such Echo Cancellation Software, and (ii) with respect to the Voice Software, pricing offered shall take into consideration and shall be based upon overall volume of Licensee Products containing Telogy Software and not just the volume projections for an individual Product or Product Line.

Licensee may order License Units as set forth in volume increments and at intervals in accordance with Licensee's requirements. Within thirty (30) days following the end of each calendar quarter, Licensee agrees to pay Telogy the applicable Royalties due for Software distributed in the preceding quarter, such payment to be made concurrently with Licensee's report on Software Royalties due for such quarter. The amount of the Telogy Software Royalty and the method of calculating the amounts due are set forth in Exhibit A. The parties understand that Royalty payments do not require the submission of an invoice from Telogy.

With respect to Software License Unit shipments for which Licensee desires indemnification (i.e. LC License Units), Licensee understands and agrees the Licensee will only be indemnified for License Unit payments made which include an indemnification component. Licensee must clearly specify those LC License Units shipped and the category of LC License Units or LU License Units shipped in the categories set forth above, to enable (i) Licensee to have accurate records of those License Units shipped which are indemnified, and (ii) Telogy to have accurate records of those License Units shipped for which Telogy has indemnification obligations.

Telogy Networks, Inc.
Proprietary and Confidential

Ditech Communications TELOGY SOFTWARE LICENSE AGREEMENT

EXHIBIT B

LICENSEE'S PRODUCTS

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18e1
SX24
SX30
Quad T1
Quad E1
OC3
STM1

Telogy Networks, Inc.
Proprietary and Confidential

Ditech Communications TELOGY SOFTWARE LICENSE AGREEMENT

EXHIBIT C

SUPPORT

Telogy Networks, Inc.
Proprietary and Confidential

Texas Instruments—The World Leader in DSP and Analog

Customer Support

Support to Help You Create Better Communications Products…Faster

When you base your communications products on Texas Instruments' programmable DSPs and award-winning Telogy Software™ product for Voice/Fax/Data over IP, you get more than advanced technology. You receive comprehensive technical services and support from our software and systems experts—valuable assistance that can help you increase your speed to market and shorten your time to profit.

TI's Comprehensive Documentation, including the Telogy Software Product Technical Specification, Interface Control Document, and Porting Guide, provides the information you need to create innovative communications products in less time than ever.

Our Hardware Reference Designs provide a proof-of-concept tool and integration and test platform to verify your own solution. Backing up these clear and concise materials, our In-Depth Training gives you a thorough grounding in Telogy Software functions and interfaces, including seeing the software run on a demonstration platform.

Plus, we offer targeted support at Key Milestones in the Development Process: hardware design review, hardware diagnostics checkpoint, and on-site software/hardware integration. And, if you have unique requirements, our Custom Engineering option can meet those needs.

If you ever have a software question or problem, we never leave you to your own devices. Our World Class Technical Support Team is easy to reach by phone, fax, email, or pager.

TI's Deployment Support provides a single point of contact to resolve technical issues with our third party partners. And, once you've chosen Telogy Software products, we protect your investment through updates, upgrades, and customer input on our enhancement roadmap.

For more information on TI's Customer Support Services or Telogy Software for Voice/Fax/Data over IP, contact your TI sales representative or call 301-515-6690 today. You can also visit TI's websites at www.ti.com/sc or www.telogy.com for current information, customer listings, white papers, application notes and product bulletins.

CUSTOMER SUPPORT PRINCIPLES

  •
  Help Customers Get to Market Quickly

  •
  Lower Customers' Lifecycle Costs by Providing High Quality Software

  •
  Offer Custom Engineering for Unique Customer Requirements

  •
  Provide Responsive Deployment Support

SOFTWARE SUPPORT OFFERINGS

Basic (8AM to 8PM EST) GG-SB-31001—43003	Telephone, fax, pager, e-mail and written technical support to:
-  assist customer in determining if problem is caused by a software error
-  answer questions concerning installation and configuration of software
-  assist with resolving problems which occur during normal usage of the software
-  proactive problem notification
- provide software fixes for any non-conformity in the software
Standard (8AM to 8PM EST) GG-SS-31001—43003
All Basic Support services plus:
-  Designated engineer
-  Support at key milestones in development process, including hardware design review, hardware diagnostics checkpoint and software/hardware initial on-site integration
- Transition to new TI DSPs by application
Premium (7x24x52) GG-SP-31001—43003	All Standard Support services - Dedicated engineer - Critical troubles reported whenever they occur (pager out of hours) - Weekly Status Reports
Training GG-TS-10000—10003	2 day product training classes are available for pre- and post-sales requirements
On-Site Software Support	Available for customers who have additional on-site software support requirements
Custom Engineering	A wide variety of services are available for customers who have unique requirements

CUSTOMER TROUBLE REPORT HANDLING

Severity Levels	Acknowledge/Plan Time	Targeted Closure Time	Status Update Period
Severity 1 -primary function is inoperable -progress is stopped	- Acknowledge in 4 hours. - Plan in 24 hours.	5 working days to Workaround or Permanent Solution	Daily
Severity 2 - primary functionality operates with reduced capability - progress is impacted	- Acknowledge in 8 hours. - Plan in 3 days.	14 working days to a Workaround or Permanent Solution	Every 3rd day
Severity 3 - subordinate functionality operates abnormally - progress is inconvenienced	- Acknowledge in 24 hours.	30 working days to a Workaround or Permanent Solution	Every 14th day

Telogy Software is a trademark of Texas Instruments
For more information please contact your TI sales representative or call 301-515-6690.
www.ti.com/sc
www.telogy.com

Information herein is subject to change without notice.
© 2000 Texas Instruments Incorporated

Ditech Communications TELOGY SOFTWARE LICENSE AGREEMENT

EXHIBIT D

EXCLUDED PERSONS

[*]

Telogy Networks, Inc.
Proprietary and Confidential

QuickLinks

  Exhibit 10.29
EXHIBIT A LICENSED SOFTWARE, PRICE AND PAYMENT
  Exhibit A
  Exhibit A
EXHIBIT B LICENSEE'S PRODUCTS
EXHIBIT C SUPPORT
  Customer Support
CUSTOMER SUPPORT PRINCIPLES
  SOFTWARE SUPPORT OFFERINGS
  CUSTOMER TROUBLE REPORT HANDLING
EXHIBIT D EXCLUDED PERSONS